Exhibit 99.1

MIDDLESEX WATER COMPANY FILES FOR RATE ADJUSTMENT

Company Seeks Recovery for

Critical Infrastructure Upgrades

ISELIN, N.J., May 20, 2021 -- Middlesex Water Company (NASDAQ:MSEX), today filed a petition with the New Jersey Board of Public Utilities (NJBPU) requesting an increase of approximately $31 million to its base rates in its Middlesex system. Middlesex is filing for recovery of prudently-incurred investments made to address aging drinking water infrastructure and a variety of other improvements to help ensure continued resiliency, reliability and overall quality of service since the Company’s last rate filing in October 2017.

“Delivering safe drinking water that is vital to public health protection, and in which our customers can have the utmost confidence, requires us to take a long-term, disciplined operational view,” said Dennis W. Doll, Middlesex Water President and CEO. “We’ve made significant investments as well as substantial progress towards further enhancing and ensuring continued reliability, resiliency and overall service quality throughout our water distribution system in New Jersey since our last filing. Under our Water For Tomorrow® capital improvement program, more than $267 million has been invested in several large-scale utility infrastructure projects to further ensure water quality, strengthen our ability to meet regulatory requirements and harden our distribution network against potential weather-related and other risks. Throughout our 124-year history, we continue to focus on responsibly planning, building and delivering for current and future generations to support quality of life and the economic vitality of the communities we serve,” added Doll.

Since its last base rate filing, Middlesex Water has completed numerous infrastructure improvement projects which are not currently reflected in customers’ rates including:

•	Construction of the Western Transmission Main, a large diameter, 4.5 mile transmission pipeline needed to provide critical backup water supply and system resiliency.

•	Improvements to the Company’s raw water intake station on the Delaware and Raritan Canal.

•	Construction of a new Ozone treatment facility at the Carl J. Olsen Water Treatment Plant where ozone will now be used as the primary disinfectant in the water treatment process to mitigate the effects of disinfection byproducts and ensure compliance with increasing regulatory requirements.

•	Improvements related to supplementing emergency power generation and further mitigating environmental impacts related to the water treatment process.

•	Renovation and repurposing of the Company’s former headquarters, built in 1984, to address operational and staffing needs and comply with increased environmental regulations.

•	Consistent with requirements of New Jersey’s Water Quality Accountability Act, using a risk-based approach, we replaced aging areas of the water distribution system which included distribution mains, valves, service lines and meters under the Company’s RENEW Program, now in its 26th year.

•	Commissioning a groundwater treatment pilot study to best protect drinking water consumers from the health effects of contaminants such as poly- and perfluoroalkyl substances (PFAS) in anticipation of New Jersey’s new and more stringent PFAS regulations.

The Company’s rate increase request will be reviewed, analyzed and investigated by the NJBPU and various other intervening entities. The rate setting process includes a public hearing on this matter, which will be held in the company's service area before a decision is made.  Customers may obtain additional information about this rate filing on the Company's website at Middlesex Water Company under the heading Regulatory Filings.

If the rate increase request is approved as requested, the residential customer using 15,000 gallons of water per quarter would see their water bill increase approximately 67 cents per day.

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. Middlesex Water Company (the Middlesex System) serves over 62,000 retail customers and operates and maintains over 741 miles of transmission and distribution mains, as well as water production and storage facilities in eastern Middlesex County, New Jersey. The company provides water service to the Townships of Woodbridge, Edison, the Boroughs of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company also provides services under contract to the Borough of Highland Park, the Old Bridge Municipal Utilities Authority, the Township of Marlboro, the City of Rahway and the Township of East Brunswick.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

CONTACT:

Bernadette Sohler, Vice President - Corporate Affairs

Middlesex Water Company

(732) 638-7549